Exhibit 99.34

Management’s Discussion and Analysis

Introduction and Interpretation

This discussion and analysis by management (“MD&A”) of West Fraser Timber Co. Ltd.’s (“West Fraser”, the “Company” or “we”, “us”, or “our”) financial performance for the three and six months ending June 30, 2020, should be read in conjunction with the cautionary statement regarding forward-looking statements below, our second quarter 2020 unaudited condensed consolidated interim financial statements and accompanying notes (“Financial Statements”), as well as our 2019 annual MD&A and annual audited consolidated financial statements included in the Company’s 2019 Annual Report. Dollar amounts are expressed in Canadian currency, unless otherwise indicated, and references to US$ are to the United States dollars.

Unless otherwise indicated, the financial information contained in this MD&A has been prepared in accordance with International Financial Reporting Standards (“IFRS”). An advisory with respect to the use of Non-IFRS measures is set out below.

This MD&A includes references to benchmark prices over selected periods for products of the type produced by West Fraser. These benchmark prices are for one product, dimension or grade, and do not necessarily reflect the prices obtained by West Fraser during those periods as we produce and sell a wide offering of products, dimensions, grades, and species. For definitions of other abbreviations and technical terms used in this MD&A, please see the Glossary of Industry Terms found in our most recent Annual Report.

Where this MD&A includes information from third parties, we believe that such information (including information from industry and general publications and surveys) is generally reliable. However, we have not independently verified any such third-party information and cannot assure you of its accuracy or completeness.

This MD&A uses the following terms that are found in our most recent Annual Report: “SPF” (spruce/pine/balsam fir lumber), “SYP” (southern yellow pine lumber), “MDF” (medium-density fibreboard), “LVL” (laminated veneer lumber), “BCTMP” (bleached chemithermomechanical pulp) and “NBSK” (northern bleached softwood kraft pulp).

The information in this MD&A is as at July 27, 2020, unless otherwise indicated.

Forward-Looking Statements

This MD&A contains historical information, descriptions of current circumstances, and statements about potential future developments and anticipated financial results. The latter, which are forward-looking statements, are presented to provide reasonable guidance to the reader, but their accuracy depends on a number of assumptions and are subject to various risks and uncertainties.

Forward-looking statements are included under the headings “Recent Developments” (concerning the timing of the payment of the WestPine insurance settlement funds, finalization of Administrative Review duty rates, pending proceedings related to the U.S. Softwood Lumber dispute and COVID-19, including its duration, nature of government responses, adjustments to our operations, potential impacts, and our ability to weather its impacts), “Discussion & Analysis of Non-Operational Items” (concerning adjustments to duty rates and reduction in corporate income tax rate in the Province of Alberta), “Lumber Segment” (concerning countervailing and antidumping duty rates, timing for future administrative reviews and cash deposit rates), and “Business Outlook” (concerning our operations (including impact of COVID-19, lumber production, operating strategy, log costs, demand for panels, maintenance shutdowns for NBSK mills), markets (including demand for our lumber in the U.S., economic activity in Asia, the adjustment to duty rates, and pulp demand) and cash flows (including liquidity, future dividends and the availability of government payment deferrals programs)). By their nature, forward-looking statements involve numerous assumptions, inherent risks and uncertainties, both general and specific, which contribute to the possibility that the predictions, forecasts, and other forward-looking statements will not occur. Actual outcomes and results of these statements will depend on several factors, including those matters described under “Risks and Uncertainties” in this MD&A and the MD&A included in our 2019 Annual Report, and may differ materially from those anticipated or projected. This list of important factors affecting forward-looking statements is not exhaustive, and reference should be made to the other factors discussed in public filings with securities regulatory authorities. Accordingly, readers should exercise caution in relying upon forward-looking statements as we undertake no obligation to publicly update or revise any forward-looking statements, whether written or oral, to reflect subsequent events or circumstances except as required by applicable securities laws.

Non-IFRS Measures

Throughout this MD&A, reference is made to Adjusted EBITDA, Adjusted earnings, Adjusted basic earnings per share, available liquidity, and total and net debt to total capital ratio (collectively “these Non-IFRS measures”). We believe that, in addition to earnings, these Non-IFRS measures are useful performance indicators for investors with regard to operating and financial performance. Adjusted EBITDA is also used to evaluate the operating and financial performance of our operating segments, generate future operating plans, and make strategic decisions. These Non-IFRS measures are not generally accepted financial measures under IFRS and do not have standardized meanings prescribed by IFRS. Investors are cautioned that none of these Non-IFRS measures should be considered as an alternative to earnings, earnings per share (“EPS”), or cash flow, as determined in accordance with IFRS. As there is no standardized method of calculating any of these Non-IFRS measures, our method of calculating each of them may differ from the methods used by other entities and, accordingly, our use of any of these Non-IFRS measures may not be directly comparable to similarly titled measures used by other entities. Accordingly, these Non-IFRS measures are intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with IFRS. The reconciliation of the Non-IFRS measures used and presented by the Company to the most directly comparable IFRS measures is provided in the tables set forth below.

Recent Developments

Insurance Claim Settlement

In March 2016, we experienced a fire at our WestPine MDF facility. Due to the complex nature of the matters involved in the claim, a final resolution on the value of the claim was not determined until recently. The impact of the settlement was an additional gain on disposal of $7 million, and a recognition of an additional $7 million of business interruption coverage, the latter which has been recorded in the panels segment’s Adjusted EBITDA. We have settled this claim in full, and the final payment of $19 million is expected in the third quarter of 2020.

Administrative Review (“AR”) 1 Duty Rates

On July 21, 2020, the U.S. Department of Commerce (“USDOC”) issued a new tolling memorandum, which extends the finalization of the AR1 duty rates until November 2020. The delay means we continue to remit cash deposits at a combined duty rate of 23.56% instead of at the lower AR1 rate of 9.08% that was published as preliminary on February 3, 2020. The rates that will ultimately be finalized in November 2020 may be different.

NAFTA Panel Ruling on Injury

On May 22, 2020, the North American Free Trade Agreement (“NAFTA”) Panel (the “Panel”) issued its final decision on “Injury”. The Panel rejected the Canadian parties’ arguments and upheld the U.S. International Trade Commission’s remand determination in its entirety. Notwithstanding this decision regarding “Injury”, the Canadian parties still have pending World Trade Organization and NAFTA challenges to the USDOC’s underlying countervailing duty and antidumping duty determinations that have yet to be resolved. We remain confident that those proceedings will yield favorable results as they have done in the past and that the duties will be ruled to be unwarranted. In the interim, duties remain subject to the USDOC Annual Review process, which results in an annual adjustment of duty rates.

Coronavirus

The impact of the novel Coronavirus (“COVID-19”) pandemic has required unprecedented actions to control the spread of the virus and has resulted in governments and businesses worldwide enacting emergency measures and restrictions to combat the spread of COVID-19. These measures and restrictions, which include the implementation of travel bans, border restrictions, mandated and voluntary business closures, self-imposed and mandatory quarantine periods, isolation orders and physical distancing, have caused material disruption to businesses globally resulting in an economic slowdown and have led to disruptions to our workforce and operating facilities, customers, production, sales, and supply chain. While some of these restrictions and closures have been eased or lifted, the resurgence of COVID-19 in certain areas may result in their re-imposition or the implementation of other restrictions. Governments and central banks have reacted with significant monetary and fiscal interventions and other measures designed to stabilize economic conditions.

The ongoing economic and financial impact of the COVID-19 outbreak is unknown at this time, as is the effectiveness of government and central bank measures to stabilize the economy and limit the spread of COVID-19. It is not possible to reliably estimate the ongoing effects on the economy, our operations, the markets for our products, or our financial results and condition. In the near term, we have seen a return of robust demand for SYP, SPF, and plywood, which in combination with production curtailments and what is believed to be low inventory levels across the supply chain, has led to increased prices. However, it is uncertain if these demand and supply dynamics will continue or if demand will be negatively impacted by the resurgence of COVID-19.

The safety, health, and well-being of our employees and others on our sites and the communities in which we operate remains our primary focus. Our goal is to continue to operate safely and to mitigate potential exposure and the spread of COVID-19. We are guided by the requirements of public health authorities, including physical distancing strategies, increased cleaning and disinfection at our sites, issuing protective equipment for our employees, remote working policies in communities that have high volumes of COVID-19 cases, the elimination of non-essential travel, and exposure screening.

As a result of the various impacts of COVID-19, we made several adjustments to our operating schedules starting in March of 2020 and continuing into the second quarter of 2020. The impact on 2020 production through the end of the second quarter was a reduction of approximately 140 MMfbm of SPF lumber, 80 MMfbm of SYP lumber, 60 MMsf of plywood, and 19,000 tonnes of NBSK pulp. As the second quarter unfolded and business closures and restrictions were eased, and economies began to reopen, demand for our lumber and plywood products has proven to be more resilient than expected, and most of our operations have returned to normal operating schedules as of June 30, 2020.

We continued to ship our products to fulfill available orders during our production curtailments. Demand for lumber products for repair and remodelling applications, particularly for lumber used in treated wood, increased through the quarter resulting in increases to lumber prices. As activity in our plywood markets has resumed, demand for plywood products has also been robust. Our “Outlook” section in this MD&A includes additional commentary on market conditions.

Risks and Uncertainties

A local, regional, national or international outbreak or escalation of a contagious disease, virus or other illness including COVID-19, Middle East Respiratory Syndrome, Severe Acute Respiratory Syndrome, H1N1 influenza virus, avian flu or any other similar illness, or fear of the foregoing, could cause interruptions to our business and operations and otherwise have an adverse effect on our business, financial condition and/or results of operations including as a result of the effects on: (i) global economic activity, (ii) the business, operations, financial condition, and solvency of our customers caused by operating shutdowns or disruptions or financial or liquidity issues, (iii) the demand for and price of our products, (iv) the health of our employees and the impact on their ability to work or travel, (v) our ability to operate our manufacturing facilities, (vi) our supply chain and the ability of third party suppliers, service providers and/or transportation carriers to supply goods or services on which we rely on or transport our products to market, and (vii) our revenues, cash flow, liquidity and ability to maintain compliance with the covenants in our credit agreements.

Demand and prices for our products may be adversely affected by such outbreaks and pandemics that affect levels of economic activity, and we are unable to predict or estimate the timing or extent of the impact of such outbreaks and pandemics. Governmental measures or restrictions including those requiring the closures of businesses, restrictions on travel, country, provincial or state and city-wide isolation orders, and physical distancing requirements may directly affect our operations and employees and those of our customers, suppliers and service providers and the demand for and pricing of our products. The spread of such viruses among our employees or those of our suppliers or service providers could result in lower production and sales, higher costs, and supply and transportation constraints. Accordingly, our production, costs, and sales may be negatively affected, which could have a material adverse effect on our business, financial condition and/or results of operation.

Given the ongoing and dynamic nature of the COVID-19 outbreak, it is challenging to predict the impact on the Company’s business. The extent of such impact will depend on future developments, which are highly uncertain, including the resurgence of COVID-19 as restrictions are eased or lifted, new information that may emerge concerning the spread and severity of COVID-19, and actions taken to address its impact, among others. It is difficult to predict how this virus may affect our business in the future, including the effect it may have (positive or negative; long or short term) on the demand and price for our products. It is possible that COVID-19, particularly if it has a prolonged duration, could have a material adverse effect on our supply chain, market pricing and customer demand, and distribution networks. These factors may further impact our operating plans, business, financial condition, liquidity, the valuation of long-lived assets, and operating results.

Significant Management Judgments Affecting Financial Results

The preparation of financial statements requires management to make estimates and assumptions and to select accounting policies that affect the amounts reported. COVID-19 has introduced a new level of uncertainty as we cannot predict the duration or extent of the outbreak nor the impact on our business and operations. We have used our best estimates on determining fair value and net realizable values at June 30, 2020. The areas that may be significantly affected are inventory valuations, value-in-use cash flow estimates for impairment testing, and expected credit losses on our accounts receivable balances.

Summary Information

($ millions except as otherwise indicated)

	Q2-20	Q1-20	YTD-20	Q2-19	YTD-19
Earnings
Sales	1,276	1,195	2,471	1,317	2,558
Cost of products sold	(854)	(846)	(1,700)	(1,013)	(1,916)
Freight and other distribution costs	(184)	(168)	(352)	(196)	(366)
Selling, general and administration	(54)	(54)	(108)	(52)	(110)

Adjusted EBITDA[1]	184	127	311	56	166
Export duties	(42)	(35)	(77)	(51)	(83)
Equity-based compensation	6	(9)	(3)	—	(3)
Amortization	(65)	(70)	(135)	(63)	(128)
Restructuring and impairment charges	—	—	—	(26)	(26)

Operating earnings	83	13	96	(84)	(74)
Finance expense	(13)	(16)	(29)	(13)	(24)
Other	(3)	12	9	(6)	(11)
Tax (provision) recovery	(19)	3	(16)	45	46

Earnings	48	12	60	(58)	(63)

1.Seesection “Non-IFRS Measures” in this MD&A.
Exchange rates
CAD$1.00 converted to US$ – average	0.722	0.744	0.733	0.748	0.750

Selected Quarterly Information

($ millions except earnings per share (“EPS”) amounts which are in $)

	Q2-20	Q1-20	Q4-19	Q3-19	Q2-19	Q1-19	Q4-18	Q3-18
Sales	1,276	1,195	1,129	1,190	1,317	1,241	1,274	1,646
Earnings	48	12	(42)	(45)	(58)	(5)	29	238
Basic EPS	0.70	0.18	(0.61)	(0.65)	(0.85)	(0.07)	0.42	3.25
Diluted EPS	0.70	(0.11)	(0.61)	(0.73)	(0.92)	(0.12)	0.29	2.99

Discussion & Analysis of Non-Operational Items

Adjusted Earnings and Adjusted Basic EPS

($ millions except EPS amounts which are in $)

	Q2-20	Q1-20	YTD-20	Q2-19	YTD-19
Earnings	48	12	60	(58)	(63)
Add (deduct):
Export duties	42	35	77	51	83
Interest income recognized on export duty deposits receivable	—	(1)	(1)	(1)	(2)
Equity-based compensation	(6)	9	3	—	3
Exchange (gain) loss on long-term financing	3	(6)	(3)	2	3
Exchange (gain) loss on export duty deposits receivable	3	(7)	(4)	1	3
Insurance gain on disposal of equipment	(7)	—	(7)	—	—
Restructuring and impairment charges	—	—	—	26	26
Re-measurement of deferred income tax assets and liabilities	—	—	—	(17)	(17)
Net tax effect on the above adjustments	(4)	(14)	(18)	(21)	(31)

Adjusted earnings[1]	79	28	107	(17)	5

Adjusted basic EPS[1,2]	1.13	0.42	1.55	(0.25)	0.08

1.	See section “Non-IFRS Measures” in this MD&A.
2.	Adjusted basic EPS is calculated by dividing Adjusted earnings by the basic weighted average shares outstanding.

We expensed export duties of $42 million in the current quarter compared to $35 million in the previous quarter and $51 million in the second quarter of 2019. We have also recorded interest income and foreign exchange adjustments on the estimated export duty deposits receivable, as noted in the above table. The USDOC has issued its preliminary results of the administrative review of our duty rates for the period of April 28, 2017 to December 31, 2018. These rates are now expected to be finalized in November 2020, due to a further tolling issued by the USDOC on July 21, 2020. The second AR covering the 2019 fiscal period commenced during the second quarter of 2020, but the final results are not expected until 2021. On January 1, 2020, the 12-month period of investigation for the third AR began. AR3 is expected to be reviewed by the USDOC in 2021, and the rates finalized in 2022. We believe that the U.S. allegations of subsidy and dumping are unwarranted and that the rates applied will be adjusted upon review. See “Softwood Lumber Dispute” under the heading “Lumber Segment” in this report, and under the same heading of our 2019 annual MD&A, and in Note 14 of the Financial Statements for further information.

Our equity-based compensation includes our share purchase option, phantom share unit, and directors’ deferred share unit plans (collectively, the “Plans”), all of which have been partially hedged by an equity derivative contract. The Plans and equity derivative contract are fair valued at each quarter-end, and we record the resulting expense or recovery over the vesting period. Our fair valuation models consider various factors, with the most significant being the change in the market value of our shares from the beginning to the end of the relevant period. The expense or recovery does not necessarily represent the actual value that will ultimately be received by the holders of options and units.

Any change in the value of the Canadian dollar relative to the value of the U.S. dollar results in the revaluation of our U.S. dollar-denominated assets and liabilities. The revaluation of these assets and liabilities for our Canadian operations is included in other income, while the revaluation related to our U.S. operations is included in other comprehensive earnings. The table above reports our exchange gains or losses on U.S. dollar-denominated long-term financing and export duty deposits receivable during the periods presented. Exchange gains or losses realized on the working capital balances of our Canadian operations are identified under “Other Non-Operational Items” below.

During the quarter, we finalized the insurance settlement related to the 2016 involuntary disposal of equipment related to the fire at our WestPine MDF plant resulting in a gain of $7 million that was recorded in other income in the panels segment. Additional details regarding the claim are included under “Recent Developments – Insurance claim settlement” and “Panels Segment.”

A restructuring and impairment charge of $26 million was recognized during the second quarter of 2019 related to the permanent closure of our Chasm, British Columbia (“B.C.”) lumber mill.

During the second quarter of 2019, the Alberta government enacted an income tax rate reduction from 12% to 8% phased in over four years, starting on July 1, 2019. We remeasured our deferred tax assets and liabilities and recorded a gain of $17 million. On June 29, 2020, the Alberta government announced its intention to expedite the rate reduction to 8% effective July 1, 2020. We do not expect a material impact on our 2020 tax expense as a result of the expedited tax rate reduction.

Other Non-Operational Items

Other income includes several non-operational items, the most significant being foreign exchange revaluation on the U.S. dollar-denominated assets and liabilities of our Canadian operations, the WestPine insurance settlement on the involuntary disposal of equipment discussed above, and the fair valuation of our interest rate swaps.

The table above identifies foreign exchange revaluations on our long-term assets and liabilities. Current quarter foreign exchange revaluations on working capital items were a loss of $1 million compared to a gain of $6 million in the previous quarter and a loss of $2 million in the second quarter of 2019. On a year-to-date basis, we recorded a foreign exchange gain of $5 million compared to a loss of $5 million in 2019.

Remeasurement of our interest rate swaps to fair value at each balance sheet date has caused volatility in other income during 2020, due to decreasing interest rates as a result of economic conditions and government COVID-19 emergency measures. Fair value remeasurements will have no cumulative impact on earnings over the life of the contract. The impact on year-to-date earnings was a loss of $7 million compared to a loss of $3 million for the first six months of 2019.

Finance expense for the quarter was lower than the previous quarter but higher when comparing the first six months of the year to the same period of last year. Although cash flows improved during the current quarter, our average borrowings on our line of credit were higher compared to the previous year, which more than offset lower variable borrowing rates.

The results of the current quarter include an income tax expense of $19 million compared to a recovery of $3 million in the previous quarter and a recovery of $45 million in the second quarter of 2019. The effective tax rate was 28% in the current quarter compared to negative 33% in the previous quarter and 44% in the second quarter of 2019. Note 11 to the Financial Statements provides a reconciliation of income taxes calculated at the statutory rate to the income tax expense.

Discussion & Analysis by Product Segment

Lumber Segment

($ millions unless otherwise indicated)

	Q2-20	Q1-20	YTD-20	Q2-19	YTD-19
Lumber Segment Earnings
Sales
Lumber	856	736	1,592	828	1,552
Wood chips and other residuals	91	89	180	104	205
Logs and other	29	39	68	20	52

	976	864	1,840	952	1,809
Cost of products sold	(655)	(609)	(1,264)	(740)	(1,361)
Freight and other distribution costs	(130)	(110)	(240)	(138)	(249)
Selling, general and administration	(35)	(39)	(74)	(35)	(76)

Adjusted EBITDA[1]	156	106	262	39	123
Export duties	(42)	(35)	(77)	(51)	(83)
Amortization	(48)	(52)	(100)	(48)	(98)
Restructuring and impairment charges	—	—	—	(26)	(26)

Operating earnings	66	19	85	(86)	(84)
Finance expense	(10)	(13)	(23)	(9)	(16)
Other	(5)	16	11	(3)	(6)

Earnings before tax	51	22	73	(98)	(106)

SPF (MMfbm)
Production	754	793	1,547	880	1,694
Shipments	884	699	1,583	1,013	1,807
SYP (MMfbm)
Production	670	708	1,378	656	1,304
Shipments	707	727	1,434	673	1,323
Benchmark prices (per Mfbm)
SPF #2 & Better 2x4[2] - US$	357	399	378	333	353
SPF #3 Utility[2] - US$	311	314	313	284	303
SYP #2 West 2x4[3] - US$	433	370	402	371	387
SPF #2 & Better 2x4 - CAD$[4]	495	537	516	445	471
SPF #3 Utility - CAD$[4]	431	422	427	380	404
SYP #2 West 2x4 - CAD$[4]	600	498	549	496	516

1.	See section “Non-IFRS Measures” in this MD&A.
2.	Source: Random Lengths - Net FOB mill.
3.	Source: Random Lengths - Net FOB mill Westside.
4.	Calculated by applying the average Canadian/U.S. dollar exchange rate for the period to the U.S. dollar benchmark price.

Sales and Shipments

SYP lumber sales prices for most grades of lumber were higher than all comparative periods. SPF prices improved compared to the second quarter and first six months of 2019 but were unfavorable compared to the first quarter of 2020. A weaker Canadian dollar relative to the U.S. dollar for all comparative periods also resulted in increased sales revenue. The price variance resulted in an increase in Adjusted EBITDA of $23 million compared to the previous quarter, $67 million compared to the second quarter of 2019, and $92 million compared to the first six months of 2019.

By the end of the second quarter, both SPF and SYP inventory levels had decreased, as customer demand was stronger than we forecasted when our production curtailment decisions were made at the onset of COVID-19 .

SYP shipment volumes were higher than the comparative periods of 2019 due to high product demand for use in the repair and remodelling sector and increased production from capital spent in the prior year. The comparative periods of 2019 were also affected by significant wet weather in the U.S. South that resulted in some temporary reductions in production and reduced demand.

SPF shipment volumes were higher than the previous quarter due to improved transportation as delayed shipments from the Canadian rail blockades in the first quarter were resolved, and offshore shipments of SPF significantly increased due to improved demand from China. Shipments to China were low in the first quarter due to Chinese national holidays and COVID-19 economic curtailments in China. SPF shipment volumes were lower than the second quarter of 2019 and the first six months of 2019 in-line with market demand, which affected the early part of the second quarter more significantly, and as a result of our reduced capacity in B.C. from closures and shift eliminations implemented in 2019.

SPF Sales by Destination

MMfbm	Q2-20	Q1-20	YTD-20	Q2-19	YTD-19
U.S.	491	449	940	629	1,070
Canada	165	132	297	195	369
China	175	87	262	145	290
Other	53	31	84	44	78

	884	699	1,583	1,013	1,807

Wood chip and residual sales were comparable to the previous quarter but lower compared to the comparative periods of 2019 due to lower lumber SPF production as a result of temporary and permanent curtailments.

Costs and Production

Cost of products sold increased compared to the previous quarter as shipments of both SPF and SYP increased. Cost of products sold compared to the first six months of 2019 was lower in-line with reduced shipments and as a result of better fibre and production costs. Cost of products sold includes the impact of inventory write-downs.

In 2019, we permanently eliminated capacity at certain B.C. mills. The impact of those actions was a reduction in annual capacity of approximately 600 MMfbm which had a carryover impact of 150 MMfbm in each of the first two quarters of 2020 and 300 MMfbm year to date. We also implemented temporary SPF curtailments in both the current and comparative periods in response to market demand, high log costs, and log supply constraints as noted in the table below.

SYP was also temporarily curtailed at the end of March through April 2020, resulting in lower production of approximately 40 MMfbm compared to the previous quarter. Compared to the second quarter and first six months of 2019, SYP production was higher, as 2019 had severe wet weather, particularly in Arkansas and Texas, which resulted in log shortages and production curtailments. Capital improvements made in prior years are also having a positive impact on the production of SYP, and, as a result, we have decreased our SYP manufacturing costs compared to 2019.

The following table shows the estimated amount of forgone production from the temporary curtailments.

Production impacts (MMfbm)	Q2-20	Q1-20	YTD-20	Q2-19	YTD-19
SPF	110	30	140	50	112
SYP	60	20	80	—	—

Temporary curtailments	170	50	220	50	112

SPF purchased log costs declined compared to the second quarter and first six months of 2019, primarily due to industry-wide temporary and permanent closures, which reduced demand for sawlogs, and we had a disciplined approach to log procurement costs. SYP log costs were relatively stable over the comparative periods, although there was a temporary increase in the second quarter of 2019 due to weather-related log delivery constraints.

Freight and other distribution costs trended with the changes in shipment volumes.

Export duties were higher than in the previous quarter due to higher shipment volumes, offset partially by lower SPF sales prices. The opposite is true when comparing the current periods to the second quarter and the first half of 2019. Also affecting the expense is a lower estimated antidumping duty rate of 2.27% for the first six months of 2020 compared to 4.20% for the same period of 2019.

During the second quarter of 2019, we recorded a $26 million restructuring and impairment charge related to the permanent closure of our Chasm, B.C. lumber mill.

As a consequence of the items discussed above, Adjusted EBITDA increased by $50 million compared to the previous quarter, $117 million compared to the second quarter of 2019 and $139 million compared to the first six months of 2019. The following table shows the Adjusted EBITDA variance for each comparative period.

($ millions)	Q1-20 to Q2-20	Q2-19 to Q2-20	YTD-19 to YTD-20
Adjusted EBITDA - Comparative period	106	39	123
Price	23	67	92
Volume	7	4	(1)
Other costs	20	46	48

Adjusted EBITDA - Current period	156	156	262

Discussions on finance expenses are included above under the section called “Other Non-Operational Items” in this MD&A. Fluctuations in other income were due to foreign exchange revaluations on our Canadian lumber U.S. dollar-denominated working capital.

Softwood Lumber Dispute

Our 2019 MD&A included in our 2019 Annual Report provides additional details of the softwood lumber dispute.

Developments in Countervailing (“CVD”) and Antidumping (“ADD”) rates

On April 24, 2017, the USDOC issued its preliminary determination in the CVD investigation, and on June 26, 2017, the USDOC issued its preliminary determination in the ADD investigation. On December 4, 2017, the duty rates were revised. On February 3, 2020, the USDOC reassessed these rates based on its first AR, as noted in the tables below.

The CVD and ADD rates apply retroactively for each Period of Investigation (“POI”). We record CVD as export duty expense at the cash deposit rate until an AR finalizes a new applicable rate for each POI. We record ADD as export duty expense by estimating the rate to be applied for each POI by using our actual results and the same calculation methodology as the USDOC and adjust when an AR finalizes a new applicable rate for each POI. The difference between the cash deposits and export duty expense is recorded on our balance sheet as export duty deposits receivable.

On February 3, 2020, the USDOC released the preliminary results from AR1, as shown in the table below. On July 21, 2020, the USDOC issued a new tolling memorandum which extends the finalization of the AR1 duty rates until November 2020. The duty rates are subject to an appeal process, and we will record an adjustment once the rates are finalized in November of 2020. If the AR1 rates were to be confirmed, it would result in a U.S. dollar adjustment of $93 million for the POI covered by AR1. This would be in addition to the Canadian $95 million receivable balance already recorded on our balance sheet at June 30, 2020. If these rates are finalized, our combined cash deposit rate would be revised to 9.08%.

On January 1, 2020, we entered AR3 for POI January 1 to December 31, 2020. For the six months ended June 30, 2020, we expensed ADD at the West Fraser Estimated Rate of 2.27% and CVD at the Cash Deposit Rate of 17.99%. The ADD Cash Deposit Rate remained at 5.57% for the quarter.

The respective Cash Deposit Rates, the December 4, 2017 Revised Rate, the AR1 Preliminary Rate, and the West Fraser Estimated ADD Rate for each period are as follows:

Effective dates for CVD	Cash Deposit Rate	Revised Rate[2] (4-Dec-17)	AR1 Preliminary Rate[3] (3-Feb-20)
AR1 POI
April 28, 2017 - August 24, 2017[1]	24.12%	17.99%	7.07%
August 25, 2017 - December 27, 2017[1]	—	—	—
December 28, 2017 - December 31, 2017	17.99%	17.99%	7.07%
January 1, 2018 - December 31, 2018	17.99%	17.99%	7.51%
AR2 POI
January 1, 2019 - December 31, 2019	17.99%	17.99%	n/a [4]
AR3 POI
January 1, 2020 - June 30, 2020	17.99%	17.99%	n/a [5]

1.

On April 24, 2017, the USDOC issued its preliminary rate in the CVD investigation. The requirement that we make cash deposits for CVD was suspended on August 24, 2017, until the Revised Rate was published by the USTIC.

2.	On December 4, 2017, the USDOC Revised our CVD Rate effective December 28, 2017.
3.	On February 3, 2020, the USDOC issued its Preliminary CVD Rate for the AR1 POI.
4.	The CVD rate for the AR2 POI will be adjusted when AR2 is complete and the USDOC finalizes the rate, which is not expected until 2021.
5.	The CVD rate for the AR3 POI will be adjusted when AR3 is complete and the USDOC finalizes the rate, which is not expected until 2022.

Effective dates for ADD	Cash Deposit Rate	Revised Rate[2] (4-Dec-17)	AR1 Preliminary rate[3] (3-Feb-20)	West Fraser Estimated Rate
AR1 POI
June 30, 2017 - December 3, 2017[1]	6.76%	5.57%	1.57%	1.46%[6]
December 4, 2017 - December 31, 2017	5.57%	5.57%	1.57%	1.46%[6]
January 1, 2018 - December 31, 2018	5.57%	5.57%	1.57%	1.46%
AR2 POI
January 1, 2019 - December 31, 2019	5.57%	5.57%	n/a [4]	4.65%
AR3 POI
January 1, 2020 - June 30, 2020	5.57%	5.57%	n/a [5]	2.27%

1.	On June 26, 2017, the USDOC issued its preliminary rate in the ADD investigation effective June 30, 2017.
2.	On December 4, 2017, the USDOC Revised our ADD Rate effective December 4, 2017.
3.	On February 3, 2020, the USDOC issued its Preliminary ADD Rate for the AR1 POI.
4.	The ADD rate for the AR2 POI will be adjusted when AR2 is complete and the USDOC finalizes the rate, which is not expected until 2021.
5.	The ADD rate for the AR3 POI will be adjusted when AR3 is complete and the USDOC finalizes the rate, which is not expected until 2022.
6.

In fiscal 2017, our Estimated ADD was recorded at a rate of 0.9%. AR1 covers both the 2017 and 2018 periods. In 2018 we recorded ADD such that the cumulative rate for the periods covered by AR1 would be 1.46%.

AR2 and AR3

AR2 covers the POI from January 1 , 2019 through December 31, 2019. The USDOC commenced AR2 during the second quarter of 2020. AR3 covers the POI from January 1, 2020 through December 31, 2020 and is expected to commence in 2021. The results of AR2 are not expected to be finalized until 2021 and AR3 until 2022. Notwithstanding the deposit rates assigned under the investigations, our final liability for the assessment of CVD and ADD will not be determined until each annual administrative review process is complete and related appeal processes are concluded.

Panels Segment

($ millions unless otherwise indicated)

	Q2-20	Q1-20	YTD-20	Q2-19	YTD-19
Panels Segment Earnings
Sales
Finished products	116	134	250	152	301
Wood chips and other residuals	3	4	7	5	10
Logs and other	2	2	4	2	3

	121	140	261	159	314
Cost of products sold	(82)	(110)	(192)	(126)	(243)
Freight and other distribution costs	(12)	(15)	(27)	(17)	(32)
Selling, general and administration	(7)	(7)	(14)	(6)	(14)

Adjusted EBITDA[1]	20	8	28	10	25
Amortization	(3)	(4)	(7)	(3)	(7)

Operating earnings	17	4	21	7	18
Finance expense	(1)	(1)	(2)	(2)	(3)
Other	7	—	7	—	—

Earnings before tax	23	3	26	5	15

Plywood (MMsf 3/8” basis)
Production	158	198	356	211	422
Shipments	172	192	364	215	413
MDF (MMsf 3/4” basis)
Production	42	55	97	58	111
Shipments	45	54	99	58	112
LVL (Mcf)
Production	326	494	820	503	999
Shipments	375	485	860	550	1,081
Benchmark prices (per Msf)
Plywood (3/8” basis)[2] - CAD$	470	438	454	454	481

1.	See section “Non-IFRS Measures” in this MD&A.
2.	Source: Crow’s Market Report - Delivered Toronto.

Our panels segment includes our plywood, MDF, and LVL operations.

Sales and Shipments

Panels sales declined compared to the previous quarter and second quarter of 2019 as lower plywood, MDF, and LVL shipment volumes offset higher plywood pricing. Panels sales declined compared to the first six months of 2019 due to lower plywood sales prices and lower shipment volumes for all products.

Shipment volumes for all products were lower than all comparative periods in-line with lower levels of demand due to COVID-19 related economic impacts. Plywood sales recovered early in the second quarter, and shortages in the supply chain resulted in increased pricing as the quarter progressed.

Costs and Production

Freight and other distribution costs and cost of products sold in our panels segment decreased in-line with changes in shipment volumes. Log costs for the current year were lower compared to the same periods in 2019, as industry-wide temporary and permanent closures led to a moderating of log costs, and we had a disciplined approach to log procurement costs.

The current quarter cost of products sold was also positively affected by the recognition of a $7 million business interruption insurance settlement for the 2016 WestPine MDF fire. This settlement also included another $7 million of insurance proceeds related to the involuntary disposal of equipment recognized in other income.

Plywood production was partially curtailed at the end of March until mid-May, resulting in lower production of approximately 40 Msf compared to the previous quarter. MDF and LVL production curtailments in the form of reduced operating schedules continued throughout the second quarter.

As a consequence of the items discussed above, Adjusted EBITDA increased by $12 million compared to the previous quarter, by $10 million compared to the second quarter of 2019 and by $3 million compared to the first six months of 2019. The business interruption insurance proceeds accounted for $7 million of this increase.

Discussions on finance expenses are included above under the section called “Other Non-Operational Items” in this MD&A. Fluctuations in other income were due to the $7 million WestPine insurance proceeds settled in the quarter.

Pulp & Paper Segment

($ millions unless otherwise indicated)

	Q2-20	Q1-20	YTD-20	Q2-19	YTD-19
Pulp & Paper Segment Earnings
Sales	219	221	440	242	510
Cost of products sold	(157)	(157)	(314)	(183)	(387)
Freight and other distribution costs	(42)	(43)	(85)	(41)	(85)
Selling, general and administration	(10)	(10)	(20)	(11)	(20)

Adjusted EBITDA[1]	10	11	21	7	18
Amortization	(11)	(11)	(22)	(11)	(21)

Operating earnings	(1)	—	(1)	(4)	(3)
Finance expense	(2)	(2)	(4)	(2)	(5)
Other	(2)	4	2	—	—

Earnings before tax	(5)	2	(3)	(6)	(8)

BCTMP (Mtonnes)
Production	169	166	335	165	329
Shipments	165	163	328	175	353
NBSK (Mtonnes)
Production	113	116	229	111	210
Shipments	108	117	225	101	219
Newsprint (Mtonnes)
Production	25	24	49	28	57
Shipments	26	28	54	29	51
Benchmark price (per tonne)
NBSK U.S. Spot - US$[2]	658	630	644	683	732
NBSK China - US$[3]	572	573	573	642	671
Newsprint - US$[4]	640	669	655	736	749
NBSK U.S. Spot - CAD$[5]	912	847	879	914	976
NBSK China - CAD$[5]	792	771	782	859	895
Newsprint - CAD$[5]	887	900	894	985	999

1.	See section “Non-IFRS Measures” in this MD&A.
2.	Source: Resource Information Systems, Inc. – U.S. spot price delivered U.S.
3.	Source: Resource Information Systems, Inc. – China net price, delivered China. The China net price is the average of the North America and Scandinavia NBSK price.
4.	Source: Resource Information Systems, Inc. – Newsprint 27.7-lb East, delivered.
5.	Calculated by applying the average Canadian/U.S. dollar exchange rate for the period to the U.S. benchmark price.

The pulp & paper segment includes our NBSK, BCTMP, and newsprint businesses.

Sales and Shipments

Sales were similar to the previous quarter as increased Canadian dollar pulp prices were offset by lower net shipment volumes and newsprint prices. Sales were lower than the comparative periods of 2019 due to lower pulp and newsprint prices and lower net shipment volumes, partially offset by a weaker Canadian dollar relative to the U.S. dollar.

Pulp demand was robust during the quarter as increases in the paperboard and tissue market offset the drop in demand for printing and writing paper. However, sawmill curtailments caused a temporary fibre shortage in B.C., which in turn required the temporary curtailment of our Cariboo NBSK pulp mill. As such, pulp shipments declined due to lower production volumes, and a delayed vessel sailing from 2018 impacted BCTMP shipments in the first half of 2019. Newsprint demand continued to decline, so we temporarily reduced production to match expected shipment volumes.

Costs and Production

BCTMP production was relatively stable for all the comparable periods. Our Cariboo NBSK pulp mill was temporarily shut down for four weeks during the quarter in response to low fibre availability, and we extended the shut by 12 days to complete the annual maintenance outage. The total impact of this shutdown was approximately 19,000 tonnes of lower production during the quarter. The first six months of 2019 included a major maintenance shutdown at both of our NBSK mills with Hinton pulp in the first quarter and Cariboo pulp in the second quarter. Also, Hinton pulp had an additional unplanned outage in the first quarter of 2019.

Our cost of products sold was similar to the previous quarter as higher fibre costs offset the slightly lower net shipment volumes. Our cost of products sold was lower than the comparative periods of 2019, primarily due to significantly lower maintenance costs at our NBSK mills and lower fibre and energy costs for the segment.

Freight and other distribution costs trended with shipment volumes over all the comparative periods.

As a consequence of the items discussed above, Adjusted EBITDA decreased by $1 million compared to the previous quarter, increased by $3 million compared to both the second quarter and first six months of 2019.

Discussions on finance expenses included above under the section called “Other Non-Operational Items” in this MD&A. Fluctuations in other income were due to foreign exchange revaluations on our pulp & paper U.S. dollar-denominated working capital.

Business Outlook

Operations

The potential remains that shipments and production could be negatively affected over the coming months due to the COVID-19 pandemic’s impact on the supply chain and market demand. Demand for lumber and plywood products has been more resilient than initially expected at the onset of the pandemic. Repair and renovation spending appears to be having a significant and positive impact on demand, particularly for products used in treated wood applications. It is not possible at this time to anticipate how long this will continue. It is believed that inventory levels at our customers were actively reduced at the onset of the pandemic, and it is taking time to rebuild inventory in the supply chain. As previously announced, we were operating below capacity in SPF, SYP, and plywood at the start of the quarter but have resumed full production schedules at most operations. Given the uncertainties, we are not providing any further guidance on production volume for the balance of the year.

Over the balance of the year, our operating strategy will be to manage production schedules and lumber inventory levels to available demand. It is not possible to predict at this time what impact, if any, the resumption of industry-wide lumber production in B.C. may have on log costs in the B.C. interior. We anticipate that the resumption of our 2020 harvesting and hauling activities will be slightly delayed, given the reductions in log consumption from curtailed production. We expect log cost inflation in the U.S. South to be limited.

In our panels segment, demand appears steady at this time through the end of the third quarter.

We completed our maintenance shutdown at our Cariboo Pulp joint operation during the downtime in May. We are planning to take a maintenance shutdown at our Hinton pulp mill in the fourth quarter of 2020, which will impact production by approximately 10,000 tonnes. Our ability to operate our pulp mills on a full schedule is, in part, dependent on the availability of economic residual fibre, which can be negatively impacted by lower sawmill production.

We continue to plan for the potential ongoing impact of the COVID-19 pandemic on our balance sheet and financial position, including reviewing our capital expenditure plans and managing working capital investments. We are continuously reviewing all operating expenses for opportunities to reduce spending.

Markets

The most significant market for our lumber is the U.S., and our products are used in new residential construction, repair and remodelling, and industrial uses. Recent statistics have indicated a rebound in homebuilder activity. Repair and remodelling has been stronger than was expected at the start of the COVID-19 pandemic. Demand for SYP and SPF appears to be robust at least through the third quarter.

On a year-to-date basis, our lumber exports to Asia have tracked in line with historical trends and changes in production year over year. We expect demand in China to ease over the next quarter as European supply to the Chinese market has been increasing and demand for SPF has been tempered.

Canadian softwood lumber exports to the U.S. have been the subject of trade disputes and managed trade arrangements for the last several decades. Countervailing and antidumping duties have been in place since April of 2017, and we are required to make deposits in respect of these duties. Whether and to what extent we can realize a selling price to fully recover the impact of duties payable will largely depend on the strength of demand for softwood lumber. If duties can be passed through to consumers, in whole or in part, the price of Canadian softwood lumber will increase (although the increase will not necessarily be for the benefit of Canadian producers). This in turn, could cause the price of SYP lumber to increase as well, but it would not be subject to the duty. Regardless of the commodity price, export duties on SPF shipments to the U.S. remain a cost to our Company to the extent we cannot pass on the cost through increased selling prices. The finalization of the duty rates for the first AR period has been delayed until November 2020. The timing and extent of an adjustment to the preliminary rate, as published on February 3, 2020, is not possible to estimate, nor is the impact of changes in duty rates on the price of lumber.

The major component of our panels segment is plywood, which is sold mainly in Canada and is influenced by levels of home construction, repair and renovation, and industrial activity. These markets were negatively impacted by the COVID-19 outbreak at the beginning of the quarter but recovered strongly since economies started to reopen.

We are anticipating that pulp markets may experience some stress in the near term as a result of decreased demand for pulp used in the manufacture of printing and writing products, which appears to have been accelerated by the shift to working from home and other economic impacts of COVID-19.

Cash Flows

We are anticipating levels of operating cash flows and available liquidity to support between $200 and $250 million of capital spending in 2020 as well as to continue to support dividend and interest payments. The revised spending program is largely directed to the completion of expected high-return carryover projects and maintenance of the business. The reductions in capital spending will not compromise our commitment to safety or environmental regulations. We have paid a dividend every quarter since we became a public company in 1986. We intend to preserve sufficient liquidity to be able to take advantage of strategic growth opportunities that may arise.

Since the onset of the COVID-19 pandemic, governments in both Canada and the U.S. at all levels have enacted various payment deferral mechanisms to address the near-term cash flow implications from reduced business activities. These mechanisms include the temporary deferral of payments on income, payroll, and other taxes, as well as temporary deferrals of the payment of other fees and assessments. The duration of these deferrals lasts from three months to two years. We have utilized a number of these deferral programs, which has positively impacted cash flow and working capital in the second quarter. Most of these programs will unwind over the balance of the year.

We are authorized under our normal course issuer bid (“NCIB”), which expires in September of 2020, to purchase up to 3,318,823 Common shares of the Company, representing approximately 5% of the issued and outstanding Common shares of the Company.

Capital Structure and Liquidity

Our capital structure consists of Common share equity and long-term debt, and our liquidity includes our operating facilities.

Operating Borrowing Facilities

On June 30, 2020, our operating facilities consisted of an $850 million committed revolving credit facility, a $150 million committed revolving credit facility with a two-year term, a $34 million (US$25 million) demand line of credit dedicated to our U.S. operations, and an $8 million demand line of credit dedicated to our jointly-owned newsprint operation. On June 30, 2020, $361 million was outstanding under our revolving credit facility.

We also have credit facilities totalling $130 million dedicated to the issuance of letters of credit, of which US$15 million is committed to our U.S. operations. On June 30, 2020, our letter of credit facilities supported $59 million of open letters of credit.

All debt is unsecured except the $8 million joint newsprint operation demand line of credit, which is secured by that joint operation’s current assets.

Material Long-term Debt

In October 2014, we issued US$300 million of fixed-rate senior unsecured notes, bearing interest at 4.35% and due October 2024, pursuant to a private placement in the U.S. The notes are redeemable, in whole or in part, at our option at any time.

In August 2017, we were advanced a US$200 million 5-year term loan that, with the July 2019 extension, matures on August 25, 2024. Interest is payable at floating rates based on Base Rate Advances or LIBOR Advances at our option. This loan is repayable at any time, in whole or in part, at our option and without penalty but cannot be redrawn after payment.

On March 9, 2020, we extended the duration of our US$100 million notional interest rate swap from August 2022 to August 2024, resulting in a change to the fixed interest rate on the swap from 2.47% to 1.78% through August of 2024.

On April 15, 2020, we entered into additional interest rate swaps for a total notional amount of US$100 million. Under the agreements, we pay a combined fixed interest rate of 0.51% and receive a floating interest rate equal to 3-month LIBOR.

Equity

Our outstanding Common share equity consists of 66,392,503 Common shares and 2,281,478 Class B Common shares for a total of 68,673,981 shares issued and outstanding as of July 27, 2020.

Our Class B Common shares are equal in all respects to our Common shares, including the right to dividends and the right to vote, and are exchangeable on a one-for-one basis for Common shares. Our Common shares are listed for trading on the Toronto Stock Exchange while our Class B Common shares are not. Certain circumstances or corporate transactions may require the approval of the holders of our Common shares and Class B Common shares on a separate class by class basis.

Share Buybacks

On September 17, 2019, we renewed our NCIB allowing us to acquire an additional 3,318,823 Common shares for cancellation until the expiry of the bid on September 19, 2020. The following table shows our purchases under various NCIB programs since the start of the program in 2013.

(number of common shares and price per share)

NCIB period	Common Shares	Average Price
September 19, 2018 to September 18, 2019
September 19, 2018 to December 31, 2018	2,230,436	$70.05
January 1, 2019 to September 18, 2019	1,178,400	$68.30
September 19, 2019 to June 30, 2020	—	—

September 17, 2013 to June 30, 2020	17,226,864	$66.05

Share Options

As of July 27, 2020, 1,360,163 share purchase options were outstanding, with exercise prices ranging from $23.68 to $85.40 per Common share.

Defined Benefit Pension Plans

The funded position of our defined benefit pension plans and other retirement benefit plans is estimated at the end of each period. The funded position, as shown in Note 8 to our Financial Statements, is determined by subtracting the value of the plan assets from the plan obligations. During the quarter, we recorded in other comprehensive earnings an after-tax actuarial loss of $161 million, compared to a gain of $90 million in the previous quarter and a loss of $36 million in the second quarter of 2019. The current quarter loss reflects a 1.25% decrease in the discount rate compared to the previous quarter, partially offset by the return on plan assets.

Summary of Financial Position

($ millions, except as otherwise indicated)

	Q2-20	Q4-19	Q2-19
Cash and short-term investments	127	16	16
Current assets	1,198	1,147	1,246
Current liabilities	800	837	733
Ratio of current assets to current liabilities	1.5	1.4	1.7

Available liquidity
Cash and short-term investments	127	16	16
Operating lines available (excluding newsprint operation1)	1,034	882	633

	1,161	898	649
Cheques issued in excess of funds on deposit	—	(16)	(36)
Borrowings on operating lines	(361)	(377)	(248)

Available liquidity[2]	800	505	365

Debt
Operating loans	361	377	248
Current and long-term lease obligation	10	11	12
Current and long-term debt	695	663	668
Interest rate swaps[3]	10	3	3
Open letters of credit[3]	59	61	61

Total debt	1,135	1,115	992
Cash and short-term investments	(127)	(16)	(16)
Open letters of credit[3]	(59)	(61)	(61)
Interest rate swaps[3]	(10)	(3)	(3)
Cheques issued in excess of funds on deposit	—	16	36

Net debt	939	1,051	948
Shareholders’ equity	2,470	2,474	2,621

Total debt to total capital[4]	32%	31%	28%
Net debt to total capital[4]	28%	30%	27%

1.

Excludes $8 million demand line of credit dedicated to our jointly owned newsprint operation as West Fraser cannot draw on it. Operating lines available includes a US$25 million demand line of credit translated at the balance sheet date foreign exchange rate.

2.	See section “Non-IFRS Measures” in this MD&A.
3.	Letters of credit facilities and the fair value of interest rate swaps are part of the total debt calculation for our bank covenants.
4.	Total capital is total debt or net debt plus shareholders’ equity.

Debt Ratings

We are considered investment grade by three leading rating agencies. In April 2020, both Moody’s and Standard & Poor’s revised our outlook from stable to negative, and Dominion Bond Rating Service from positive to stable. The ratings are included in the below table and are as of July 27, 2020.

Agency	Rating	Outlook
Dominion Bond Rating Service	BBB(low)	Stable
Moody’s	Baa3	Negative
Standard & Poor’s	BBB-	Negative

These ratings are not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time by the rating agencies.

Cash Flow

Our cash requirements, other than for operating purposes, are primarily for interest payments, repayment of debt, additions to property, plant, equipment and timber, acquisitions, and payment of dividends. In normal business cycles and years without a major acquisition or debt repayment, cash on hand and cash provided by operations have typically been sufficient to meet these requirements.

Cash Flow Statement

($ millions - cash provided by (used in))

	Q2-20	Q1-20	YTD-20	Q2-19	YTD-19
Operating Activities
Earnings	48	12	60	(58)	(63)
Amortization	65	70	135	63	128
Restructuring and impairment charges	—	—	—	26	26
Finance expense	13	16	29	13	24
Exchange (gain) loss on long-term financing	3	(6)	(3)	2	3
Exchange (gain) loss on export duty deposits	3	(7)	(4)	1	3
Export duty deposits	(2)	(8)	(10)	1	(4)
Post-retirement expense	25	25	50	20	41
Contributions to post-retirement plans	(16)	(13)	(29)	(21)	(38)
Income tax provision (recovery)	19	(3)	16	(45)	(46)
Income taxes received (paid)	90	(1)	89	(18)	(95)
Reforestation & decommissioning obligations	(13)	24	11	(11)	6
Other	(12)	5	(7)	4	6
Changes in accounts receivable	(26)	(65)	(91)	26	(23)
Changes in inventories	280	(195)	85	240	60
Changes in prepaid expenses	(9)	(4)	(13)	(12)	(16)
Changes in payables and accrued liabilities	(29)	28	(1)	(44)	(53)

	439	(122)	317	187	(41)

Financing Activities
Debt and operating loans	(325)	308	(17)	(81)	185
Financing expense paid	(16)	(9)	(25)	(16)	(21)
Dividends	(14)	(14)	(28)	(14)	(28)
Repurchases of Common shares	—	—	—	(31)	(81)
Other	1	(1)	—	(1)	(1)

	(354)	284	(70)	(143)	54

Investing Activities
Additions to capital assets	(60)	(59)	(119)	(82)	(190)
Other	2	6	8	13	13

	(58)	(53)	(111)	(69)	(177)

Change in cash	27	109	136	(25)	(164)

Operating Activities

The table above shows the main components of cash flows used for or provided by operating activities for each comparative period. The significant factors affecting the comparison were improved earnings, inventory changes, and income tax receipts (payments).

The current quarter inventory change was primarily due to the curtailment of logging activities that occurs in the second quarter of each year, but also from a decrease in lumber and plywood inventories. During the first quarter of each year, log inventories for our Canadian operations are accumulated to sustain sawmill and plywood operations during the second quarter when logging is curtailed due to wet and inaccessible land conditions. Lumber and plywood inventory declined in the quarter as we continued to ship products during our temporary curtailments.

We received an income tax refund of $90 million during the quarter, primarily related to our Canadian loss carry-back request from our 2019 tax returns. Installments for fiscal 2020 have remained low as our U.S. operations have tax loss carry-forwards to absorb before payments are required, and Canadian rules allow the majority of the payments to be made in February 2021. We made income tax payments of $95 million in the first six months of 2019, of which $36 million was the final Canadian income tax payment for fiscal 2018.

Financing Activities

As a result of improved operating earnings, tax refunds, payment deferrals, and a reduction in working capital during the quarter, we have repaid $325 million of our operating loan and increased cash by $27 million.

The weighted average interest rate on our outstanding borrowings at June 30, 2020, was 3.24%, after giving effect to the interest rate swaps.

Canadian and U.S. governments enacted various COVID-19 payment deferral programs for taxes and fees to help businesses with short-term liquidity issues as a result of the economic disruptions that arose from the voluntary and mandated business closures, travel bans, social distancing, and quarantine periods. As of June 30, 2020, we had approximately $40 million of deferred payments. The majority of these will unwind by the end of the year, with some U.S. payroll tax deferrals carrying forward to 2022.

We also returned $14 million to our shareholders through dividend payments during the quarter.

Investing Activities

Cash flows used for investing activities in the quarter related primarily to capital asset additions. Capital additions for the first six months of the year were $102 million for our lumber segment, $9 million for our panels segment, $6 million for our pulp & paper segment, and $2 million for our corporate segment.

Significant Changes to Contractual Obligations

Our material contractual obligations remain substantially unchanged from those described in our 2019 annual MD&A and annual audited consolidated financial statements, except as follows:

On March 9, 2020, we extended the duration of our interest rate swap from August of 2022 to August 2024, resulting in a change to the fixed interest rate on the swap from 2.47% to 1.78% through August of 2024.

On April 15, 2020, we entered into additional interest rate swaps for a total notional amount of US$100 million. Under the agreements, we pay a combined fixed interest rate of 0.51% and receive a floating interest rate equal to 3-month LIBOR.

On April 9, 2020, we obtained an additional $150 million committed revolving credit facility with a two-year term. The new credit facility is available for general corporate purposes and is on substantially similar terms to the existing $850 million credit facility.

Significant Management Judgments Affecting Financial Results

For a review of significant management judgments affecting financial results and critical accounting estimates, see the 2019 annual MD&A, which is included in our 2019 Annual Report and under the title “Recent Developments—COVID-19” in this MD&A.

Controls and Procedures

Disclosure Controls and Procedures

Our management is responsible for establishing and maintaining a system of disclosure controls and procedures to provide reasonable assurance that all material information relating to our Company is gathered and reported to senior management, including the President and Chief Executive Officer and the Vice-President, Finance and Chief Financial Officer. The information must be presented on a timely basis so that appropriate decisions can be made regarding public disclosure.

Internal Control over Financial Reporting

Our management is also responsible for establishing and maintaining adequate internal control over financial reporting to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements for external reporting purposes in accordance with IFRS.

There has been no change in the design of our internal control over financial reporting during the three months ended June 30, 2020, that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

Risks and Uncertainties

Our Company is subject to a number of risks and uncertainties. Risks and uncertainties are included in our 2019 annual MD&A in our 2019 Annual Report and under the title “Recent Developments – COVID-19” in this MD&A.

Additional Information

Additional information relating to our Company, including our Company’s Annual Information Form, is available on our website at www.westfraser.com and SEDAR at www.sedar.com.